EXHIBIT 5.1

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105

tel 415-773-5700
fax 415-773-5759

www.orrick.com

June 3, 2016

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, California 94089

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of up to $30,000,000 of deferred compensation obligations (“Deferred Compensation Obligations”) of Juniper Networks, Inc., a Delaware corporation (the “Company”), pursuant to the Deferred Compensation Plan (the “Plan”) and pursuant to a Registration Statement on Form S-8 (the “Registration Statement”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Deferred Compensation Obligations when established pursuant to the terms of the Plan will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws effecting creditors’ rights generally, and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement on Form S-8 and to the use of our name wherever it appears in said Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP Orrick, Herrington & Sutcliffe LLP